Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539

N E W S  R E L E A S E

Date:	February 3, 2010
Contact:	Peter B. Orthwein or Richard Riegel
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, SIX MONTHS;
RECORD BACKLOG; CASH AND INVESTMENTS AT $155 MILLION.
Thor Industries (NYSE:THO) announced today preliminary sales for the quarter and six months ended January 31, 2010. Sales in the quarter were $429 million, almost double the $227 million from last year. RV sales were $335 million, up 148% from $135 million last year. Bus sales were $94 million, up 2% versus $92 million last year.
Sales in the 6 months were $932 million, up 40% from $665 million last year. RV sales were $726 million, up 56% from $465 million last year. Bus sales were $206 million, up 3% from $200 million last year.
Backlog on January 31, 2010 was a record $711 million, up 81% from $392 million last year. RV backlog was $449 million, up 157% from $175 million last year. Bus backlog was $262 million, up 21% from $217 million last year. Cash, cash equivalents and investments on January 31, 2010 were $155 million.
“Thor’s record backlog is indicative of improving RV market conditions and continuing strength in bus,” said Peter B. Orthwein, Thor Chairman, President & CEO. “RV retail shows have been much improved so far this season which leads us to anticipate continued performance gains throughout 2010,” he added.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.